April 12, 2023
Mr. Artur Bergman
Re: Modification of Offer Letter Agreement

Dear Artur:
As you know, you are currently employed by Fastly, Inc. (“Fastly” or the “Company”) as its Chief Architect pursuant to the terms set forth in an offer letter agreement dated May 3, 2019 (the “Original Offer Letter Agreement”), a copy of which is attached hereto as Exhibit A, as modified by the Modification of Offer Letter Agreement dated February 19, 2020 (the “Prior Modification Letter” and, together with the Original Offer Letter Agreement, the “Offer Letter Agreement”), a copy of which is attached hereto as Exhibit B. You and the Company hereby agree to further modify the Offer Letter Agreement, effective as of April 12, 2023, as follows:
Delete and replace Section 2 of the Offer Letter Agreement with the following:
2. Base Salary. Effective following stockholder approval of the Performance Grant, you will be paid a base salary at an annual rate equal to the current applicable minimum wage for an exempt employee in your state (currently USD $35,964.58 per year), subject to applicable deductions and withholdings, to be paid on the Company’s normal payroll schedule. Additionally, subject to stockholder approval of the Performance Grant, you agree to voluntarily forfeit an aggregate of 24,143 restricted stock units you received in lieu of a portion of your 2023 cash base salary that are scheduled to vest in substantially equal installments in August and November 2023. As a full-time, salaried, exempt employee, you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay. The Company retains discretion to modify your compensation from time to time, subject to the other terms in the Offer Letter Agreement.

Delete and replace Section 4 of the Offer Letter Agreement with the following:
4. Equity Compensation. Subject to the approval of the Company’s Board of Directors or its designated Committee (the “Board”), you will be granted an equity grant in substantially the form attached hereto as Exhibit C (the “Performance Grant”).
Except as expressly modified herein, the Offer Letter Agreement shall remain in full force and effect. This modification agreement, together with the Offer Letter Agreement, constitutes the complete and exclusive statement of your agreement with the Company regarding the terms of your employment with Fastly. It supersedes any other agreements or promises made to you by any party, whether oral or written, and it cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this letter), without a written modification signed by you and a duly authorized officer of the Company.
Please sign and date this letter and return it to us if you wish to accept continued employment under the terms described above.
Sincerely,

Fastly, Inc.

/s/ Todd Nightingale
Todd Nightingale
Chief Executive Officer
Exhibit A – Offer Letter Agreement dated May 3, 2019 and its Exhibits
Exhibit B – Modification of Offer Letter Agreement Dated February 19, 2020
Exhibit C – Bergman Performance Grant

Understood and Accepted:	Date:

/s/ Artur Bergman	April 17, 2023

Exhibit A
FASTLY, INC
Offer Letter Agreement Dated May 3, 2019

May 3, 2019
Mr. Artur Bergman
Re: Employment Terms

Dear Artur:
Fastly, Inc. (“Fastly” or the “Company”) is pleased to offer you continued employment as Chief Executive Officer (“CEO”) pursuant to the terms set forth in this offer letter agreement (the “Agreement”). Capitalized terms will have the definitions and meanings set forth herein.
1. Duties and Reporting Relationship. As CEO, you will report to the Company’s Board of Directors (the “Board”). You will be responsible for the general management of the affairs of the Company and you may be asked to perform other duties as our business needs dictate. You will work primarily out of the Company’s office in San Francisco, California. Of course, the Company may change your position, reporting relationship, duties and work location from time to time in its discretion, subject to the other terms in this Agreement.
2. Base Salary. Effective May 1, 2019, you will be paid a base salary at an annual rate of $504,000 subject to applicable deductions and withholdings, and paid on the Company’s normal payroll schedule. As a full-time, salaried, exempt employee, you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay. The Company retains discretion to modify your compensation from time to time, subject to the other terms in this Agreement.
3. Standard Benefits and Paid Time Off. You will remain eligible to participate in all benefits which Fastly makes generally available to its regular full-time employees in accordance with the terms and conditions of the benefit plans and Company policies, including health insurance, dental insurance, paid time off and holidays. The Company reserves the right to modify or cancel any or all of its benefit programs at any time. Further details about Fastly’s benefit plans are available for your review in the benefit Summary Plan Documents.
4. Equity Compensation. The Company had previously granted you options to purchase shares of the Company’s common stock (the “Option”) and Restricted Stock Units (“Restricted Stock Units”), pursuant to the Company’s 2011 Equity Incentive Plan (the “Plan”), and all such previously granted equity shall continue to be governed by the terms of the applicable grant agreements and the Plan.
5. Expenses. During your employment, your reasonable, documented business expenses will be reimbursed by the Company in accordance with its standard policies and practices.
6. Confidentiality, Arbitration and Policies. Your signed Employee Confidential Information and Inventions Assignment Agreement (attached as Exhibit A) remains in full force and effect. In connection with this Agreement, you will be required to sign and comply with the Company’s Arbitration Agreement (attached as Exhibit B). In addition, you will continue to abide by all applicable Fastly policies and procedures as may be in effect from time to time, including but not limited to its employment policies, and from time to time you will be required to acknowledge in writing that you have reviewed and will comply with the Company’s policies. Furthermore, the Company will consider reasonable modifications to its insider trading policy to allow for non-margin pledging of shares.

7. At-Will Employment Relationship. Your employment remains at-will, which means that your employment is not for any fixed period of time, and it is terminable at-will. Thus, either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without advance notice. Although not required, the Company requests that you provide at 30 day’s advance written notice of your resignation, to permit you and the Company to arrange for a smooth transition of your workload and attend to other matters relating to your departure.
8. Severance Benefits.

(a) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason During the Change of Control Period. If, within the period commencing three (3) months prior to a Change of Control and ending eighteen (18) months following a Change of Control (the “Change of Control Period”): (i) you terminate your employment with the Company (or any parent or subsidiary of the Company) for “Good Reason”; or (ii) the Company (or any parent or subsidiary of the Company) terminates your employment for other than “Cause”, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder), and subject to the conditions in Section 8(d) below, the Company will provide you with the following severance benefits (the “CIC Severance Benefits”):
(i) Cash Severance. You will receive cash severance in an amount equal to twenty-four (24) months of your then current base salary and target annual bonus (for the year in which the Separation of Service occurred, if any) as of the Separation from Service date (the “Cash Severance”). The Cash Severance will be paid in one lump sum on the 60th day following your Separation from Service.
(ii) Pro-Rata Target Bonus. If you are eligible to receive a bonus in the year of your Separation from Service date, you will receive an additional cash severance payment, less applicable deductions and withholdings, equal to the amount of your target annual bonus for the calendar year in which your employment is terminated, prorated based upon the number of days you provided services during the year in which your employment termination occurred, and if such termination occurs after the end of the applicable bonus year but before the bonus payment date, you will receive your full target bonus for the applicable year (the “Bonus Severance”). The Bonus Severance will be paid in one lump sum on the 60th day following your Separation from Service.
(iii) COBRA Severance. If you timely elect continued coverage under COBRA, the Company will continue to pay the cost of your health care coverage in effect at the time of your employment termination for a maximum of eighteen (18) months (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the third calendar month following your Separation from Service date.
(iv) Accelerated Vesting. The Company shall immediately vest as to one hundred percent (100%) of the then unvested Option shares. The Options shall remain exercisable following the termination of employment for the period prescribed in the respective option agreements. Additionally, all of your then outstanding unvested time-based Restricted Stock or Restricted Stock Units (collectively, the “Restricted Stock Units”) shall immediately vest as to one hundred percent (100%) of the then unvested Restricted Stock Units that have a time-based vesting schedule. All other unvested Company equity compensation (other than performance-based awards) held by you shall also immediately vest as to one hundred percent (100%) of the then unvested equity compensation. Vesting of any performance-based awards shall be treated as set forth in the award agreement governing the applicable Performance Award. In the event that your termination occurs prior to the consummation of the Change of Control, the vesting acceleration set forth in this section shall be contingent upon the consummation of the Change of Control transaction. If, in connection with a Change of Control, unvested Options, Restricted Stock Units or other equity held by you will be terminated as a result of the successor entity electing not to assume or continue such equity interests, then one hundred percent (100%) of the unvested Options, Restricted Stock Units or other equity interests will become vested immediately prior to the consummation of the Change of Control transaction.
(b) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Not in Connection with a Change of Control. If, at any other time other than during the Change in Control Period), the Company terminates your employment without Cause or you resign for Good Reason, provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your compliance with the terms of this Agreement, the Company will provide you with the following severance benefits (the “Non-COC Severance Benefits”):
(i) Cash Severance. You will receive cash severance in an amount equal to eighteen (18) months your then current base salary and target annual bonus (for the year in which the Separation of Service occurred, if any) as of the Separation from Service date (the “Cash Severance”). The Cash Severance will be paid in one lump sum on the 60th day following your Separation from Service.

(ii) COBRA Severance. If you timely elect continued coverage under COBRA, the Company will continue to pay the cost of your health care coverage in effect at the time of your employment termination for a maximum of eighteen (18) months (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the third calendar month following your Separation from Service date.
(iii) Accelerated Vesting. Each of your: (i) equity awards that is subject to time-based vesting that is outstanding as of the date of your Separation from Service shall accelerate and become vested and, if applicable, exercisable as to the number of shares subject to such equity award that would have vested if you had completed an additional twelve (12) months employment following the date on which your Separation from Service occurred: and (ii) equity awards that is subject to performance-based vesting that is outstanding as of the date of your Separation from Service shall accelerate and become vested and, if applicable, exercisable as to the number of shares subject to such equity award that would have vested if you had completed an additional 12 months employment following the date on which your Separation from service occurred, on a pro-rated basis and based on your actual level of achievement of the applicable equity award as of the date on which your Separation from Service occurred. Subject to your compliance with the requirements of this Section 8, including but not limited to your execution and non-revocation of the Release within the time period set forth therein, the foregoing accelerated vesting will be effective as of your Separation from Service.

(c) Voluntary Resignation; Termination for Cause. If, at any time, your employment with the Company terminates: (i) voluntarily by you other than for Good Reason or due to disability; or (ii) for Cause by the Company; then you shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing benefits plans and practices or pursuant to other written agreements with the Company.
(d) Conditions for Receipt of Severance. Your receipt of the benefits under Sections 8(a) and (b) is conditioned upon: (i) you continuing to comply with your obligations under your Employee Confidential Information and Inventions Assignment Agreement; and (ii) you delivering to the Company an effective, general release of claims in favor of the Company that is substantially in the form of Exhibit C within the applicable time period set forth therein.
(e) Exclusive Remedy. In the event of a termination of your employment, the provisions of this Section 8 are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement or any other agreement with the Company. You shall not be entitled to any benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 8.
(f) Section 409A.
(i) Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of your separation from service (as such term is defined in Section 409A), then the cash severance benefits payable to you under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to you on or within the six (6) month period following your separation from service shall accrue during such six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your separation from service. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if your death follows your separation from service but prior to the six (6) month anniversary of your date of separation from service, then any payments delayed in accordance with this Section shall be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.

(ii) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you.
(iii) Notwithstanding any other provisions of this Agreement, your receipt of severance payments and benefits under this Agreement is conditioned upon you signing and not revoking the Release and subject to the Release becoming effective within sixty (60) days following your termination of employment (the “Release Period”). No severance will be paid or provided until the Release becomes effective. No severance will be paid or provided unless the Release becomes effective during the Release Period. In the event your separation from service occurs on or after November 1 of any year, any severance will be paid in arrears on the first payroll date to occur during the following calendar year, or such later time as required by Section 409A.

9. Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this agreement or otherwise payable to you: (a) constitute “parachute payments” within the meaning of Code Section 280G and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either:
(a) Delivered in full, or
(b) Delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless both the Company and you otherwise agree in writing, any determination required under this Section 9 will be made in writing by an accounting firm or other tax expert selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Both the Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9. Any reduction in payments and/or benefits required by this Section 9 shall occur in the following order: (1) reduction of cash payments; and (2) reduction of other benefits paid to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for your equity awards.
10. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a) Cause. “Cause” shall mean: (i) commission of a felony or any crime involving moral turpitude by you; (ii) your participation in any fraud or act of dishonesty against the Company; (iii) your persistent neglect of your job duties; (iv) your material breach of any written agreement entered into between you and the Company (including but not limited to your Employee Confidential Information and Inventions Assignment Agreement); (v) misconduct or other violation of Company policy that causes material harm to the Company; (vi) breach by you of any fiduciary duty owed to the Company; or (vii) conduct by you which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve; provided that, in the case of sections (iii), (iv) and (vii) in this paragraph, such conduct remains uncured after 30 days’ written notice from the Company (which the Company only must provide if it deems such conduct curable).
(b) Change of Control. At any time prior to the date the Company first becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), “Change of Control” means an “Acquisition” as such term is defined in Section 4(b) of Article IV in the Company’s Amended and Restated Certificate of Incorporation in effect as of the date of this Agreement. On or after the date the Company first becomes subject to the reporting requirements of the Exchange Act, “Change of Control” shall mean the occurrence of any of the following, in one or a series of related transactions:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.
(c) Good Reason. “Good Reason” shall mean one or more of the following events occurring without your written consent: (i) a material reduction of your primary job duties or level of responsibility (collectively, “Duties”) relative to your duties that were in effect immediately prior to such reduction; provided, however, that for purposes of this clause, a material reduction in your Duties will not be deemed to occur if: (A) the Company is acquired and made a division or business unit of a larger entity, and following the consummation of the Change in Control, your retain substantially similar Duties for such division or business unit of the acquiring corporation, but not for the entire acquiring corporation; or (B) solely because of a change in title; (ii) a ten percent (10%) reduction in then-current annual base salary (other than an across-the-board salary reduction for all similarly situated executives); or (iii) relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then current principal place of employment immediately prior to such relocation. With respect to each of subsection (i), (ii), and (iii) above, you must provide notice to the Company of the condition giving rise to “Good Reason” within thirty (30) days of the initial existence of such condition, and the Company will have thirty (30) days following such notice to remedy such condition. You must resign your employment no later than fifteen (15) days following expiration of the Company’s thirty (30) day cure period or written receipt from the Company of its intent not to cure.
11. Miscellaneous. This letter, together with its exhibits, constitutes the complete and exclusive statement of your agreement with the Company regarding the terms of your employment with Fastly. It supersedes any other agreements or promises made to you by any party, whether oral or written. The terms of this offer letter agreement cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this letter), without a written modification signed by you and a duly authorized officer of the Company. The terms of this offer letter agreement are governed by the laws of the State of California without regard to conflicts of law principles. With respect to the enforcement of this offer letter agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this offer letter agreement, any ambiguity shall not be construed against either party as the drafter. This offer letter agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals.

Please sign and date this letter and the enclosed exhibits and return them to us by the close of business on May 3, 2019 if you wish to accept continued employment under the terms described above.

Sincerely, Fastly, Inc.

/s/ David Hornik
David Hornik
On behalf of the Board of Directors
Exhibit A – Signed Employee Confidential Information and Inventions Assignment Agreement
Exhibit B – Arbitration Agreement
Exhibit C – Form of Release

Understood and Accepted:	Date:

/s/ Artur Bergman	May 3, 2019

Exhibit A
FASTLY, INC
Employee Confidential Information and Inventions Assignment Agreement

Exhibit B
FASTLY, INC.
Arbitration Agreement

Exhibit C
Release Agreement
I understand that my position with Fastly, Inc. (the “Company”) terminated effective (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (the “Release”) without revocation, the Company will provide me with certain severance benefits pursuant to the terms of the offer letter agreement between me and the Company dated May 3, 2019 (the “Offer Letter”). I understand that I am not entitled to these severance benefits unless I sign this Release without revocation. I also understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation earned through the Separation Date, to which I am entitled by law.
In exchange for the severance benefits and other consideration provided to me under the Offer Letter, I hereby generally and completely release the Company, and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government

Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation. In addition, I understand that nothing in this Release is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I further acknowledge that, other than the severance benefits that will be provided to me pursuant to the Offer Letter and this Release, I have not earned and will not receive from the Company any additional compensation, severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, I acknowledge that I have not earned and am not owed any bonus, vacation, incentive compensation, severance, commissions or equity.
I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

EXECUTIVE:

Signature

Printed Name

Date:

Exhibit B
FASTLY, INC
Modification of Offer Letter Agreement Dated February 19, 2020

February 19, 2020
Mr. Artur Bergman
Re: Modification of Offer Letter Agreement

Dear Artur:
As you know, you are currently employed by Fastly, Inc. (“Fastly” or the “Company”) as its Chief Executive Officer (“CEO”) pursuant to the terms set forth in an offer letter agreement dated May 3, 2019 (the “Offer Letter Agreement”), a copy of which is attached hereto as Exhibit A. You and the Company hereby agree to modify the Offer Letter Agreement, effective as of February 18, 2020, as follows:
Delete and replace Section 1 of the Offer Letter Agreement with the following:
1. Duties and Reporting Relationship. Your title shall be Chief Architect and Executive Chairperson and you will report to the Company’s CEO. You will be responsible for advising the CEO and leadership team on key decisions and strategy; working and meeting with prospects and customers when requested; providing corporate development, product, engineering, infrastructure, recruiting, and sales advice and support; speaking on behalf of the Company both externally and internally; and other duties when asked as the business dictates. You will work primarily out of the Company’s office in Denver, Colorado. You acknowledge and agree that this change in your duties and responsibilities does not constitute Good Reason for your resignation pursuant to Sections 8 and 10 of the Offer Letter Agreement. Of course, the Company may change your position, reporting relationship, duties and work location from time to time in its discretion, subject to the other terms in the Offer Letter Agreement.
Delete and replace Section 2 of the Offer Letter Agreement with the following:
2. Base Salary. Effective March 1, 2020, you will be paid a base salary at an annual rate of USD $35,568 (USD $2,964 per week) subject to applicable deductions and withholdings, and paid on the Company’s normal payroll schedule. Starting as of January 1, 2021, your base salary will be increased to an annual rate of USD $504,000 per year. However, on or before the last day of November (and during an otherwise open trading window), you may make an irrevocable election (on a form prescribed by the Company) to reduce your salary for the following calendar year (but in any case no lower than the applicable minimum wage for an exempt employee), and instead receive restricted stock units covering shares of the Company’s Class A Common Stock with a value based on the amount of such reduction (each, an “Annual RSU”). Such election with respect to the annual RSU shall be made in compliance with applicable tax laws. Any such Annual RSU will be granted in February of the applicable year and the number of RSUs subject to each Annual RSU will be based on the average trading price of the Company’s Class A common stock in January of such year. Each Annual RSU will vest in 4 equal quarterly installments following the date of grant commencing on February 15th and quarterly thereafter (May, August, and November), in each case subject to your continued service with the Company. As a full-time, salaried, exempt employee, you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay. The Company retains discretion to modify your compensation from time to time, subject to the other terms in this Agreement.

Delete and replace Section 4 of the Offer Letter Agreement with the following:

4. Equity Compensation. Subject to the approval of the Company’s Board of Directors or its designated Committee (the “Board”), you will be granted three awards of restricted stock units covering shares of the Company’ s Class A common stock (“RSUs”):

•
The first RSU will have a value of USD $2,500,000 (the “First RSU Grant”). The First RSU Grant will vest as to 12.5% of the total RSUs on the 15th of August 2020 and thereafter in 14 equal (i.e. 6.25% of the total RSUs will vest per quarter) quarterly installments (November, February, May, and August), in each case subject to your continued service with the Company;

•
The second RSU will have a value of USD $1,008,000 (the “Second RSU Grant”). The Second RSU Grant will vest following the Board’s (or a committee thereof) determination that you have achieved Company and individual performance targets for 2020, with the performance target being 100% (valued at USD $504,000) and up to a maximum of 200% performance target. Following such determination, the Second RSU Grant will vest, based on the extent such targets were achieved, in four equal quarterly installments on the 15th of February, May, August, and November 2021, in each case subject to your continued service with the Company; and

•
The third RSU will have a value of USD $390,360 (the “Third RSU Grant”). The Third RSU Grant will vest as to 50% of the RSUs on the 15th of August 2020 and thereafter as to 25% of the RSUs on November 15, 2020 and February 15, 2021, in each case subject to your continued service with the Company.

The number of RSUs under the First RSU Grant, the Second RSU Grant, and the Third RSU Grant will be determined by the Board based on the average trading price of the Company’s Class A common stock in January 2020. Your RSUs, together with any Annual RSU, will be subject to the provisions of the Company’s 2019 Equity Incentive Plan (the “Plan”) and related award agreement. In case of any conflict between the terms of this offer letter agreement and the Plan or any award agreement thereunder, the terms of the Plan and award agreement will control.
Delete and replace Section 10(c) of the Offer Letter Agreement with the following:
(c) Good Reason. “Good Reason” shall mean one or more of the following events occurring without your written consent: (i) a material reduction of your primary job duties or level of responsibility (collectively, “Duties”) relative to your duties that were in effect immediately prior to such reduction; provided, however, that for purposes of this clause, a material reduction in your Duties will not be deemed to occur if: (A) the Company is acquired and made a division or business unit of a larger entity, and following the consummation of the Change in Control, your retain substantially similar Duties for such division or business unit of the acquiring corporation, but not for the entire acquiring corporation; (B) solely because of a change in title; or (C) solely because of a change in your position on the Company’s Board of Directors (the “Board”) or your removal from the Board; (ii) a ten percent (10%) reduction in then-current annual base salary (other than an across-the-board salary reduction for all similarly situated executives); or (iii) relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then current principal place of employment immediately prior to such relocation. With respect to each of subsection (i), (ii), and (iii) above, you must provide notice to the Company of the condition giving rise to “Good Reason” within thirty (30) days of the initial existence of such condition, and the Company will have thirty (30) days following such notice to remedy such condition. You must resign your employment no later than fifteen (15) days following expiration of the Company’s thirty (30) day cure period or written receipt from the Company of its intent not to cure.
Except as expressly modified herein, the Offer Letter Agreement shall remain in full force and effect. This modification agreement, together with the Offer Letter Agreement, constitutes the complete and exclusive statement of your agreement with the Company regarding the terms of your employment with Fastly. It supersedes any other agreements or promises made to you by any party, whether oral or written, and it cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this letter), without a written modification signed by you and a duly authorized officer of the Company.
Please sign and date this letter and return it to us if you wish to accept continued employment under the terms described above.
Sincerely,

Fastly, Inc.

/s/ David Hornik
David Hornik
On behalf of the Board of Directors
Exhibit A – Offer Letter Agreement dated May 3, 2019 and its Exhibits

Understood and Accepted:	Date:

/s/ Artur Bergman	February 19, 2020

Exhibit C

Bergman Performance Grant

Fastly, Inc.
Stock Option Grant Notice
Fastly, Inc. (the “Company”) has granted to you (“Optionholder”) an option to purchase the number of shares of the Common Stock set forth below (the “Option”). The Option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice (this “Grant Notice”) and in the Stock Option Agreement and the Notice of Exercise, both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Stock Option Agreement shall have the meanings set forth in the Stock Option Agreement.
In the event that the Company’s stockholders do not approve the Option at the Company’s 2023 Annual Meeting of Stockholders (“Stockholder Approval”), the Option will immediately terminate and have no further force or effect as of the closing of the polls at such meeting.  Notwithstanding anything in the provisions governing the Option to the contrary, no portion of the Option shall vest or become exercisable unless Stockholder Approval occurs.

Optionholder:	Artur Bergman
Date of Grant:	April 12, 2023
Number of Shares of Common Stock Subject to Option:	2,296,000
Exercise Price (Per Share):	$16.41
Total Exercise Price:	$37,677,360
Expiration Date:	April 11, 2033
Exercise and
Vesting Schedule:    See Section 1 of the Stock Option Agreement
Optionholder Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
●The Option is governed by this Grant Notice, certain provisions of the Company’s 2019 Equity Incentive Plan, as the same may be amended or restated from time to time (the “Plan”) as specified in the Stock Option Agreement, and the provisions of the Stock Option Agreement and the Notice of Exercise, all of which are made a part of this document. Unless otherwise provided in this Grant Notice and the Stock Option Agreement (together, the “Option Agreement”) the Option Agreement may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
●You consent to receive this Grant Notice, the Stock Option Agreement, the Plan, the prospectus regarding the Option (“Prospectus”) and any other related documents by electronic delivery and to have the Option administered through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
●You have read and are familiar with the applicable provisions of the Plan and the provisions of this Grant Notice, the Stock Option Agreement, and the Notice of Exercise. In the event of any conflict between (i) the provisions in this Grant Notice, the Stock Option Agreement or the Notice of Exercise and (ii) the applicable provisions of the Plan, the provisions of this Grant Notice, the Stock Option Agreement and the Notice of Exercise shall control.
●The Stock Option Agreement and your Employment Terms offer letter, dated May 3, 2019, as amended pursuant to the Modification of Offer Letter Agreement, dated February 19, 2020 and April 12, 2023, between you and the Company, as may be further amended from time to time (the “Offer Letter”) sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject (including any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you), with the exception of other equity awards previously granted to you. In the event of any conflict between the provisions of (i) this Grant Notice, the Stock Option Agreement and the Notice of Exercise and (ii) the Offer Letter, including with respect to vesting acceleration upon a separation of service, the provisions of this Grant Notice, the Stock Option Agreement and the Notice of Exercise shall control.
●Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Fastly, Inc. By:/s/ Todd Nightingale Signature Title: Chief Executive Officer Date: April 17, 2023	Optionholder /s/ Artur Bergman Signature Date: April 17, 2023

Attachments: Stock Option Agreement, Notice of Exercise, the Plan

Attachment I
Stock Option Agreement

Fastly, Inc.
Stock Option Agreement
As reflected by your Stock Option Grant Notice to which this Stock Option Agreement is attached (“Grant Notice”), Fastly, Inc. (the “Company”) has granted you an option to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”). Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Grant Notice shall have the meanings set forth in the Grant Notice. The terms of the Option as specified in the Grant Notice and this Stock Option Agreement constitute the Option Agreement.
The terms and conditions applicable to the Option are as follows:
1.Vesting.
(a)Definitions.
(i)“60-Day Closing Price” shall mean the quotient of (i) the sum of the Closing Prices for any 60 consecutive trading day-period within the Performance Period on which the primary U.S. exchange on which the Common Stock is traded is open for trading and (ii) 60.
(ii)“Board” means the Board of Directors of the Company.
(iii)“Cause” has the meaning given to such term in the Offer Letter.
(iv)“Closing Price” shall mean the closing price of the Company’s Common Stock as reported for a trading day within the Performance Period on the primary U.S. exchange on which the Common Stock is traded is open for trading.
(v)“Change in Control” or “Change of Control” has the meaning given to Change of Control in the Offer Letter.
(vi)“Compensation Committee” means the compensation committee of the Board.
(vii)“Continuous Service” has the meaning given to such term in the Plan; provided that service solely as a member of the Board or the board of directors of any subsidiary of the Company shall not constitute Continuous Service.
(viii)“Expiration Date” means the expiration date set forth in the Grant Notice.
(ix)“Good Reason” has the meaning given to such term in the Offer Letter.
(x)“Non-Qualifying Termination” means your Continuous Service terminates for any reason other than a Qualifying Termination.
(xi)“Offer Letter” means the employment terms between you and the Company dated May 3, 2019, as amended on February 19, 2020, and April 12, 2023, and as may be further amended from time to time.
(xii)“Performance Period” means the period commencing on September 1, 2022, and ending on (and including) the earliest of (i) September 6, 2027, and (ii) the date on which the Option otherwise terminates pursuant to this Option Agreement.

(xiii)“Plan” means the Company’s 2019 Equity Incentive Plan, as the same may be amended or restated from time to time.
(xiv)“Qualifying Termination” means a termination of your Continuous Service by the Company without Cause (not including any termination due to your death or disability) or your voluntary resignation for Good Reason.
(xv)“Quarterly Vesting Date” means February 15, May 15, August 15, and November 15 of an applicable calendar year.
(b)General. The Option is divided into four vesting tranches (each a “Tranche”), with each Tranche representing a portion of the Option covering that number of shares of Common Stock as specified in the table below (in the row for the applicable Tranche number). Except as otherwise provided in Section 1(c) below, each Tranche will vest, if at all, on (i) the Earliest Vesting Date (as indicated in the table below) applicable to the Tranche (the “Earliest Vesting Date”) if a Certification Date (as defined below) has occurred; or if a Certification Date has not occurred prior to the Earliest Vesting Date applicable to the Tranche (ii) the first Quarterly Vesting Date following the Certification Date, in each case of (i) and (ii), subject to your Continuous Service through the applicable vesting date. At the end of the Performance Period, the portion of the Option subject to each Tranche for which the applicable 60-Day Price Milestone (as set forth in the table below) was not met will be forfeited for no consideration. In order for any 60-Day Price Milestone to be considered met (i.e., achieved), a 60-Day Closing Price must equal or exceed the 60-Day Price Milestone for that Tranche (as indicated below) and the Compensation Committee shall determine and certify in writing that a 60-Day Price Milestone has been achieved for a Tranche (each such date, a “Certification Date”). Except as otherwise provided in Section 1(c) below, vesting of the Option will cease upon termination of your Continuous Service. The Board will make all determinations regarding whether your Continuous Service has been interrupted or terminated and such determinations shall be final and binding on you.

Tranche	60-Day Price Milestone (per Share)	No. of Shares of Common Stock Subject to Tranche	Earliest Vesting Date
1	$17.25	574,000	November 15, 2023
2	$23.00	574,000	November 15, 2024
3	$34.50	574,000	November 15, 2025
4	$46.00	574,000	November 15, 2026

Each Tranche may only vest once. The Compensation Committee shall, periodically and upon your written request, assess whether any applicable 60-Day Price Milestones have been achieved. Any such assessment done upon your written request will be completed within 45 days following such request.
(c)Termination of Service.
(i)If your Continuous Service terminates for any reason, the Compensation Committee shall promptly assess whether, on or prior to the date of such termination, any applicable 60-Day Price Milestones have been met and, if so, shall provide certification (no later than 45 days following such termination if any 60-Day Price Milestones have been achieved). Any portion of the Option that has not vested by the date of such termination will remain outstanding as necessary to give effect to such assessment and certification specified in the immediately preceding sentence (but in no event later than the Expiration Date) solely for purposes of such certification, and any portion of the Option that fails to vest upon such certification will terminate automatically at such time, except as otherwise provided in Section 1(c)(iii) below.

(ii)Non-Qualifying Termination. In the event of any Non-Qualifying Termination, any Tranche (or portion thereof) that is not vested as of the date of such Non-Qualifying Termination will terminate automatically as of the date of such Non-Qualifying Termination, subject to the provisions of Section 1(c)(i) above.
(iii)Qualifying Termination. In the event of a Qualifying Termination, then subject to you (i) continuing to comply with your obligations under your Employee Confidential Information and Inventions Assignment Agreement and (ii) delivering to the Company (and not revoking) an effective, general release of claims in a form and manner acceptable to the Company (the “Release”) with such Release becoming effective (and non-revocable) no later than sixty (60) days following your termination of employment (collectively, the “CIIAA/Release Requirements”):
(1)With respect to any Tranche for which the applicable 60-Day Price Milestone has not been met prior to your Qualifying Termination or would otherwise be deemed met pursuant to Section 1(c)(i) above, such Tranche will vest if such 60-Day Price Milestone is met during the 12-month period following your Qualifying Termination or, if earlier, by the last day of the Performance Period (such measurement period, the “Qualifying Termination Period”). The effective date of any such vesting will be the later of the applicable Certification Date for such Tranche or the effective date of the Release (such effective date of vesting, the “Qualifying Termination Vesting Date”). In order to give effect to the intent of this Section 1(c)(iii)(1), if this Section 1(c)(iii)(1) is applicable, then such Tranche will remain outstanding and will not terminate until the following: (x) if such Tranche does not vest in accordance with this Section 1(c)(iii)(1), the last day of the Qualifying Termination Period; or (y) if such Tranche does vest in accordance with this Section 1(c)(iii)(1), the expiration of the term of the Option (as determined in accordance with Section 3 below).
(2)With respect to any Tranche for which the applicable 60-Day Price Milestone has been achieved prior to a Qualifying Termination or would otherwise be deemed met pursuant to Section 1(c)(i) above, but in either case, the applicable Earliest Vesting Date has not occurred, then (i) if you satisfy the CIIAA/Release Requirements, such Tranche (x) will vest as of the effective date of the Release and (y) will not terminate until the expiration of the term of the Option (as determined in accordance with Section 3 below); or (ii) if you do not satisfy the CIIAA/Release Requirements and your Continuous Service terminates upon such Qualifying Termination, such portion will terminate automatically upon such Qualifying Termination. In order to give effect to the intent of this Section 1(c)(iii)(2), if this Section 1(c)(iii)(2) is applicable, then such portion will remain outstanding and will not terminate until the latest potential effective date of the Release.
2.Exercise.
(a)You may generally exercise the vested portion of the Option for whole shares of Common Stock at any time during its term by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Company in accordance with the exercise procedures established by the Company, which may include an electronic submission. Any such exercise may only occur if in compliance with applicable law (including, if required, after any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended, are made and the applicable waiting period has expired).
(b)To the extent permitted by applicable law, you may pay the exercise price of the Option as follows:
(i)cash, check, bank draft or money order;
(ii)pursuant to a “cashless exercise” program as further described in Section 5(c)(ii) of the Plan if at the time of exercise the Common Stock is publicly traded;

(iii)by delivery of previously owned shares of Common Stock as further described in Section 5(c)(iii) of the Plan; or
(iv)by a “net exercise” arrangement as further described in Section 5(c)(iv) of the Plan.
3.Term. You may not exercise the vested portion of the Option after its term expires. The term of the Option expires upon the earliest of the following:
(a)three months after the termination of your Continuous Service other than due to your death or Disability (as defined in the Plan);
(b)18 months after the termination of your continuous Service due to your death;
(c)12 months after the termination of your Continuous Service due to your Disability;

(d)immediately upon a dissolution or liquidation of the Company if the Option will terminate in connection with such dissolution or liquidation pursuant to Section 9(b) of the Plan;
(e)immediately upon a Corporate Transaction (as defined in the Plan) if the Option will terminate in connection with such Corporate Transaction pursuant to Section 9(c) of the Plan; or
(f)the Expiration Date.
For purposes of the Option, each of the periods set forth in Section 3(a), 3(b) and 3(c) above will be considered a “Post-Termination Exercise Period.” To the extent you do not exercise the Option within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of the Option), such unexercised portion of the Option will terminate, and you will have no further right, title or interest in the terminated Option, the shares of Common Stock subject to the terminated Option, or any consideration in respect of the terminated Option.
Notwithstanding the foregoing, the Post-Termination Exercise Period of the Option may be extended as provided in Section 5(h) of the Plan.
4.Withholding Obligations. You may not exercise the Option unless the applicable tax withholding obligations are satisfied. Accordingly, you may not be able to exercise the Option even though the Option is vested, and the Company shall have no obligation to issue shares of Common Stock subject to the Option, unless and until such obligations are satisfied.
Upon and in accordance with your directions, the Company will satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to the Option by one or a combination of the following means: (i) allowing you to tender a cash payment; or (ii) allowing you to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board. The Company will permit you to enter and modify a Rule 10b5-1 trading plan (or any similar successor arrangement) to satisfy any applicable tax withholding obligations to the extent permissible under applicable law. In the event that the amount of the Company’s withholding obligation in connection with the Option was greater than the amount actually withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
5.Transferability. Except as otherwise provided in Section 5(e) of the Plan, the Option is not transferable, except by will or by the applicable laws of descent and distribution, and is exercisable during your life only by you.

6.No Liability for Taxes. As a condition to accepting the Option, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the Option and have either done so or knowingly and voluntarily declined to do so. Additionally, you acknowledge that the Option is exempt from Section 409A of the Code (as defined in the Plan) only if the exercise price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option. Additionally, as a condition to accepting the Option, you agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
7.Clawback/Recovery. If the Company is required to prepare an accounting restatement for any fiscal quarter or year that is the result of the process of revising previously issued financial statements to reflect the correction of one or more errors that are material to those financial statements (an “Accounting Restatement”), any portion of the Option that vested within the three-year period preceding the date on which the Board or its Audit Committee determines that the Company is required to prepare the Accounting Restatement is subject to the following provisions:
(a)If the Compensation Committee determines, in its sole discretion, that a lesser portion of the Option would have vested based on the restated financial results, the Company may, at the discretion of the Compensation Committee, require forfeiture or seek recoupment (as applicable) of the portion of the Option (or value received thereunder) that would not have vested based on the restated financial results, less any amounts you may have paid to the Company in exercising such portion of the Option (the “Recoverable Amount”).
(b)To the extent permitted by applicable law, the Compensation Committee, in its sole discretion, may seek recoupment of the Recoverable Amount from you from any of the following sources: (i) direct repayment of the Recoverable Amount previously paid to you; (ii) future payments of cash or equity-based incentive compensation payable to you; or (iii) by offsetting the Recoverable Amount owed to the Company against any compensation or other amounts owed by the Company to you.
(c)In exercising its business judgment, the Compensation Committee may consider whether asserting a claim against you may violate applicable law or prejudice the Company’s interests in any way, including in a proceeding or investigation, whether the cost of asserting a claim against you would exceed the Recoverable Amount the Company would be likely to receive, and any other factors it deems relevant to the determination. The Compensation Committee may, in its sole discretion, also reduce the Recoverable Amount by the amount determined by the Compensation Committee to reasonably take into account the adverse tax consequences of such repayment to you.
In addition, this Option and any shares issued upon exercise thereof will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under applicable law.

No recovery of compensation under this Section 7 or any such policy adopted by the Company will be an event giving rise to a right to voluntarily terminate employment for Good Reason.

8.Pledging. You shall not be permitted to pledge any shares of Common Stock as provided in the Company’s Insider Trading Policy, except that you shall be permitted to use shares acquired upon exercise of the Option and shares previously acquired by you as collateral for one or more loans on commercially reasonable terms, provided that (a) the loan is obtained in connection with your exercise of the option and the amount of the loan is no more than the amount necessary for your payment of income taxes associated with such exercise, (b) the loan is not a margin loan, (c) the loan is full recourse as to you, and (d) the maximum aggregate loan or investment amount collateralized by such pledged stock does not exceed 25% of the total value of the pledged stock.
9.No Repricing of Option. Subject to Section 9(a) of the Plan (regarding Capitalization Adjustments), neither the Board nor any Committee will have the authority to (a) reduce the exercise price of the Option, (b) cancel the Option if it has an exercise price (per share) greater than the then-current Fair Market Value of the Common Stock in exchange for cash or other equity awards, or (c) take any other action that is treated as a repricing under generally accepted accounting principles, in each case unless the stockholders of the Company have approved such an action within 12 months prior to such an event.
10.Securities Registration. Within five business days following Stockholder Approval (as defined in the Grant Notice), the Company will file a registration statement under the Securities Act on Form S-8 or another appropriate form for the shares of Common Stock issuable under the Option. The Company will use its reasonable best efforts to maintain the effectiveness of such registration for so long as the Option is outstanding.
11.Choice of Law. All questions concerning the construction, validity and interpretation of this Option Agreement will be governed by the internal laws of the State of Delaware without regard to that state’s conflict of laws rules.
12.Resolution of Disputes.  Any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Option Agreement or the Option will be resolved as set forth in the Company Arbitration Agreement attached as an exhibit to the Offer Letter, as may be amended from time to time.
13.Severability. If any part of this Option Agreement or the Plan (to the extent applicable to this Option) is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid.  Any section of this Option Agreement or the Plan (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
14.Other Documents.  You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus.  In addition, you acknowledge receipt of the Company’s Insider Trading Policy.
15.Plan. The Option has been granted outside of the Plan, but the terms and conditions set forth in the following Sections of the Plan are applicable to the Option (and for clarity, notwithstanding anything in the Plan to the contrary, no other sections of the Plan will be applicable to the Option):
(a)Section 5(c) of the Plan (regarding the exercise procedure and payment of the exercise price of the Option);
(b)Section 5(e) of the Plan (regarding the transferability of the Option);
(c)Section 5(h) of the Plan (regarding certain restrictions on the exercise of the Option and certain extensions of exercisability of the Option);

(d)Section 9(a) of the Plan (regarding the impact of a Capitalization Adjustment on the Option), provided that in the event of a Capitalization Adjustment, in addition to any applicable adjustments set forth in Section 9(a) of the Plan, the Board will appropriately and proportionately adjust the 60-Day Price Milestones to avoid diminution or enlargement of the benefits of the Option and its determination shall be final, binding and conclusive;
(e)Section 9(b) of the Plan (regarding the impact of a dissolution or liquidation of the Company on the Option);
(f)Section 9(c) of the Plan (regarding Corporate Transactions), except Section 9(c)(ii) of the Plan;
(g)Section 2 of the Plan (regarding the administration of the Option), except Section 2(b)(xi) of the Plan (regarding actions that are treated as a repricing), and Section 2(d) of the Plan (regarding certain delegations of authority to officer(s) of the Company);
(h)Section 8 of the Plan (regarding certain miscellaneous provisions); and
(i)Section 7 of the Plan (regarding certain covenants of the Company).
For purposes of the foregoing Sections of the Plan, (i) the Option will be considered an “Option,” a “Nonstatutory Stock Option” and an “Award”, (ii) this Option Agreement will be considered an “Option Agreement” and an “Award Agreement,” (iii) you will be considered a “Participant,” and (iv) the Option will be considered to have been granted under the Plan.

The Option is further subject to all applicable interpretations, amendments, rules and regulations, that may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Option Agreement and the applicable provisions of the Plan, the Option Agreement shall control.
* * * *

Attachment II
NOTICE OF EXERCISE

NOTICE OF EXERCISE

Fastly, Inc.
475 Brannan Street, Suite 300
San Francisco, CA 94107
    Date of Exercise: _______________
This constitutes notice to Fastly, Inc. (the “Company”) that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) by exercising my Option for the price set forth below. Capitalized terms not explicitly defined in this Notice of Exercise but defined in the Grant Notice, Option Agreement or 2019 Equity Incentive Plan (the “Plan”) shall have the meanings set forth in the Grant Notice, Option Agreement or Plan, as applicable. Use of certain payment methods is subject to Company and/or Committee consent and certain additional requirements set forth in the Option Agreement and the Plan.

Type of option:	Nonstatutory Stock Option
Date of Grant:	April 12, 2023
Number of Shares as to which the Option is exercised:	_______________
Certificates to be issued in name of:	_______________
Total exercise price:	$______________
Cash, check, bank draft or money order delivered herewith:	$______________
Value of ________ Shares delivered herewith:	$______________
Regulation T Program (cashless exercise)	$_____________
Value of _______ Shares pursuant to net exercise:	$_____________
By this exercise, I agree to (i) provide such additional documents as you may require pursuant to the terms of the Plan and (ii) satisfy the tax withholding obligations, if any, relating to the exercise of this Option as set forth in the Option Agreement.
Very truly yours,